Exhibit 99.1

News Release

Contact:  David Amy, EVP & Chief Financial Officer

Lucy Rutishauser, VP-Corporate Finance & Treasurer

(410) 568-1500

SINCLAIR REPORTS $0.36 DILUTED EARNINGS PER SHARE IN FIRST QUARTER 2012; DECLARES $0.12 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (May 2, 2012) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2012.

“We are extremely pleased with our progress in integrating the newly acquired stations into our Company,” commented David Smith, President and CEO of Sinclair.  “This was an enormous task given the number of stations added, and the level of success we have had with the transition speaks volumes to the focus and quality of our staff and management team.  One of our early successes among the newly acquired stations include WPEC, the CBS affiliate in West Palm Beach which we acquired from Freedom, and which was rated number one in the February 2012 ratings book in the 11:00 pm news among adults ages 25 and 54, Monday through Friday, for the first time since February 2010.  Meanwhile, KUTV, the CBS affiliate in Salt Lake City which we acquired from Four Points, gained market revenue share year-over-year in the first quarter 2012 despite losing Oprah.  As for our legacy Sinclair stations, they increased their core net broadcast revenues by 9.2% in the first quarter, excluding political and Super Bowl revenues.”

Financial Results:

Net broadcast revenues from continuing operations were $192.2 million for the three months ended March 31, 2012, an increase of 23.2% versus the prior year period result of $156.0 million.  The Company had operating income of $59.9 million in the three-month period, as compared to operating income of $51.5 million in the prior year period.  Net income attributable to the Company was $29.4 million in the three-month period versus net income of $15.3 million in the prior year period.

The Company reported diluted earnings per common share of $0.36 for the three-month period versus diluted earnings per common share of $0.19 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $3.6 million in the first quarter 2012 versus $0.6 million in first quarter 2011.  On a same station basis, political revenues in the first quarter 2012 were $3.2 million.

•                  Revenues from the Super Bowl, which aired on the Company’s one NBC station was approximately $0.1 million in the first quarter 2012 as compared to $6.2 million in the same period the prior year when it aired on the Company’s 20 FOX affiliates.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 26.4% in the first quarter 2012 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 12.4% versus the first quarter 2011.  Excluding political revenues, local net broadcast revenues were up 26.1% and national net broadcast revenues were up 5.3% in the first quarter.  On a same station basis, local net broadcast revenues were up 8.4% and national net broadcast revenues were down 0.6%.

•                  Advertising categories that reported the largest spending increases in the first quarter on a same station basis, as compared to the same period last year, were automotive, media, and medical, while services, schools, fast food, telecommunications, pharmaceuticals and entertainment were down the most.  Automotive, our largest category, was up 2.0% in the quarter, on a same station basis.

•                  Effective January 1, 2012, the Company closed and funded on its previously announced acquisition of seven television stations from Four Points Media.

•                  Effective April 1, 2012, the Company closed and funded on its previously announced acquisition of eight television stations from Freedom Communications, Inc. (“Freedom”).  During the first quarter of 2012, the Company operated the stations pursuant to a local marketing agreement (“LMA”).

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $26.8 million in cash and cash equivalents, was $1,340.4 million at March 31, 2012 versus net debt of $1,193.1 million at December 31, 2011.

•                  On March 15, 2012, the Company paid a $0.12 per share quarterly cash dividend to its shareholders.

•                  As of March 31, 2012, 52.2 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 81.2 million common shares outstanding.

•                  Capital expenditures in the first quarter were $6.7 million.

•                  Program contract payments for continuing operations were $16.6 million in the first quarter.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

The management fees associated with the Freedom LMA are recorded in other net broadcast revenues.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, our ability to successfully renegotiate our network affiliation agreements upon expiration, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its second quarter 2012 and full year 2012 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

All line items in this “Outlook” section include full-year expectations for the stations acquired from Four Points Media and nine-month expectations for the stations acquired from Freedom.

“For the second quarter, we expect advertising spending by the automotive category, on a same station basis, to rebound with mid-teen percent growth, as compared to the same period last year, as the category cycles through the 2011 tsunami impact,” commented David Amy, EVP and CFO.  “Political, which will be a revenue contributor through the November presidential election, is expected to add $4.0 million in the second quarter.”

•                  The Company expects second quarter 2012 station net broadcast revenues from continuing operations, before barter, to be approximately $211.2 million to $212.2 million, up 32.6% to 33.2% compared to second quarter 2011.  This assumes approximately $4.0 million in political revenues in the second quarter as compared to $1.2 million in second quarter 2011.  The 2012 second quarter estimates assume $47.5 million related to the acquisitions, including political.  Excluding the acquisitions, same station net broadcast revenues are estimated to be up 2.7% to 3.4%.

•                  The Company expects barter revenue to be approximately $24.2 million in the second quarter.

•                 The Company expects barter expense to be approximately $24.2 million in the second quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $106.2 million in the second quarter and $417.9 million for 2012, as compared to the 2011 actuals of $73.1 million and $302.6 million for the quarter and year, respectively.  The 2012 estimates assume $24.2 million and $88.9 million related to the acquisitions for the quarter and year, respectively.  As previously disclosed, also included in the 2012 full year estimate is $5.3 million of corporate expense allocated to all of our television stations.  The 2012 expense forecast includes $1.4 million of stock-based compensation expense for the year as compared to $1.3 million for 2011.  Excluding the acquisitions, corporate expense allocation and stock-based compensation, same station TV operating expenses are expected to be up 10.3% and 9.8% in the quarter and year, respectively.

•                  The Company expects program contract amortization expense to be approximately $16.0 million in the second quarter and $64.9 million for 2012, as compared to the 2011 actuals of $12.7 million and $52.1 million for the quarter and year, respectively.  The 2012 estimates assume $2.3 million and $7.7 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects program contract payments to be approximately $18.2 million in the second quarter and $69.8 million for 2012, as compared to the 2011 actuals of $18.1 million and $67.3 million for the quarter and year, respectively.  The 2012 estimates assume $2.3 million and $7.7 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects corporate overhead to be approximately $7.6 million in the second quarter and $31.1 million for 2012, as compared to the 2011 actuals of $7.1 million and $28.3 million for the quarter and year, respectively.  This assumes $5.3 million of corporate overhead being allocated to television station expenses for full year 2012, and includes $3.7 million of stock-based compensation expense for 2012 as compared to $3.5 million for 2011.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.1 million of income in the second quarter and $10.1 million of income for 2012, assuming current equity interests, and as compared to the 2011 actuals of $2.2 million of income in the quarter and $5.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $10.7 million in the second quarter and $42.1 million for 2012, assuming the capital expenditure assumptions below, and as compared to the 2011 actuals of $7.9 million and $32.9 million for the quarter and year, respectively.  The 2012 estimates assume $3.1 million and $11.3 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects amortization of acquired intangibles to be approximately $6.9 million in the second quarter and $28.5 million for 2012, as compared to the 2011 actuals of $4.6 million and $18.2 million for the quarter and year, respectively.  2012 estimates assume $2.2 million and $7.6 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects net interest expense to be approximately $29.7 million in the second quarter and $116.3 million for 2012 (approximately $106.0 million on a cash basis), assuming no changes in the current interest rate yield curve, the April 1, 2012 closing on the Freedom acquisition, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2011 actuals of $24.9 million and $106.0 million ($96.9 million on a cash basis) for the second quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $11.6 million and $51.6 million in the second quarter and for the full year 2012, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 37.3% and 33.1% for the second quarter and full year, respectively.

•                  The Company expects to spend approximately $15.9 million in capital expenditures in the second quarter and approximately $45.0 million for the year.  The 2012 estimates assume $6.6 million related to the acquisitions, $7.8 million in building projects, and $14.0 million to complete the high-definition news and master control upgrades.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2012 results on Wednesday, May 2, 2012, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 14 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca station, in addition to 82 sub-channels.  Sinclair’s television group reaches approximately 26.3% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Station broadcast revenues, net of agency commissions	$192,204	$155,961
Revenues realized from station barter arrangements	17,684	17,222
Other operating divisions revenues	13,948	9,426
Total revenues	223,836	182,609
OPERATING EXPENSES:
Station production expenses	60,203	42,345
Station selling, general and administrative expenses	36,129	30,562
Expenses recognized from station barter arrangements	16,257	15,727
Amortization of program contract costs and net realizable value adjustments	14,280	12,618
Other operating divisions expenses	12,290	7,963
Depreciation of property and equipment	9,489	8,060
Corporate general and administrative expenses	9,367	8,664
Amortization of definite-lived intangible assets	5,899	4,796
Impairment of goodwill, intangible and other assets	—	398
Total operating expenses	163,914	131,133
Operating income	59,922	51,476
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(27,387)	(29,167)
Loss from extinguishment of debt	(335)	(924)
Income from equity and cost method investments	1,276	11
Gain on insurance settlement	19	1,723
Other income, net	452	365
Total other expense	(25,975)	(27,992)
Income from continuing operations before income taxes	33,947	23,484
INCOME TAX PROVISION	(4,806)	(8,250)
Income from continuing operations	29,141	15,234
DISCONTINUED OPERATIONS:
Loss from discontinued operations, includes income tax provision of $67 and $107, respectively	(67)	(107)
NET INCOME	29,074	15,127
Net loss attributable to the noncontrolling interests	285	152
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$29,359	$15,279
Dividends declared per share	$0.12	$0.12

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Earnings per share from continuing operations	$0.36	$0.19
Earnings per share	$0.36	$0.19
Weighted average common shares outstanding	80,852	80,367
Weighted average common and common equivalent shares outstanding	81,127	80,690

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$29,426	$15,386
Loss from discontinued operations, net of tax	(67)	(107)
Net income	$29,359	$15,279

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	March 31, 2012	December 31, 2011
Cash & cash equivalents	$26,802	$12,967
Total current assets	222,264	209,717
Total long term assets	1,548,981	1,361,700
Total assets	1,771,245	1,571,417

Current portion of debt	39,342	41,209
Total current liabilities	218,403	195,582
Long term portion of debt	1,327,856	1,164,816
Total long term liabilities	1,640,053	1,487,197
Total liabilities	1,858,456	1,682,779

Total stockholders’ deficit	(87,211)	(111,362)
Total liabilities & stockholders’ deficit	$1,771,245	$1,571,417

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

Three Months Ended March 31,
2012
Net cash flow from operating activities	$67,483
Net cash flow used in investing activities	(200,960)
Net cash flow from financing activities	147,312

Net increase in cash & cash equivalents	13,835
Cash & cash equivalents, beginning of period	12,967
Cash & cash equivalents, end of period	$26,802